Exhibit 99.1

CSB BANCORP, INC. REPORTS SECOND QUARTER EARNINGS

Second Quarter Highlights

	Quarter Ended June 30, 2023	Quarter Ended June 30, 2022
Diluted earnings per share	$1.36	$1.18
Net Income	$3,644,000	$3,209,000
Return on average common equity	14.62%	13.73%
Return on average assets	1.27%	1.13%

Millersburg, Ohio – July 25, 2023 – CSB Bancorp, Inc. (OTC Pink: CSBB) today announced second quarter 2023 net income of $3,644,000, or $1.36 per basic and diluted share, as compared to $3,209,000, or $1.18 per basic and diluted share, for the same period in 2022. For the six-month period ended June 30, 2023 net income totaled $7,578,000 compared to $5,910,000 for the same period last year, an increase of 28%.

Annualized returns on average common equity (“ROE”) and average assets (“ROA”) for the quarter were 14.62% and 1.27%, respectively, compared with 13.73% and 1.13% for the second quarter of 2022. For the six-month period ended June 30, 2023 ROE and ROA were 15.49% and 1.33% as compared to 12.48% and 1.05% for the comparable period in 2022.

Eddie Steiner, President and CEO stated, “Economic activity is relatively stable within the bank’s market area, with low unemployment and a slowing overall rate of inflation. Demand for commercial loans has increased, as well as home construction lending. Overall deposit volume has been steady, with depositors shifting some balances to higher interest rate products. The bank’s liquidity remains sufficient to support continued organic loan growth.”

Pre-Provision Net Revenue (PPNR) totaled $4.7 million during the quarter, an increase of $1 million, or 29%, from the prior year’s second quarter of 2022. Net interest income increased $1.4 million, or 18%, in the second quarter of 2023 compared to the same period in 2022.

Loan interest income including fees increased $2.7 million, or 44%, during second quarter 2023 as compared to the same quarter in 2022. The increase was mainly due to rate increases as well as an $85 million increase in average loan balances. Securities interest income increased $279 thousand, or 16%, during the second quarter 2023 compared to the same quarter 2022 from rate increases. Loan yields for second quarter 2023 averaged 5.30%, an increase of 109 basis points from the 2022 second quarter average of 4.21%, while securities yields for second quarter 2023 averaged 2.13% compared to 1.81% in the second quarter 2022.

Interest expense rose $1.8 million, or 492%, during second quarter 2023 as compared to second quarter 2022. The increase follows a period of rapid interest rate increases spurred by the Federal Reserve followed by competitive pressures from banks and others to secure adequate funding. The cost to fund gross earning assets for the second quarter 2023 was 0.82% as compared to 0.14% for the second quarter of 2022. Higher interest rates are anticipated to continue in 2023.

The fully taxable equivalent (FTE) net interest margin was 3.33% compared to 2.87% for second quarter 2022. Compared to the 2022 second quarter, FTE net interest income increased $1.4 million, or 18%, reflecting 46 basis points of net interest margin expansion. Average earning assets increased $13 million, with loan growth being largely funded out of short-term investments. The higher interest rate environment drove the increase in earning asset yields coupled with loan growth, which was partially offset by the higher cost of funds. The tax equivalency effect on the margin was 0.01% in second quarter 2023 and 2022.

Noninterest income decreased 3%, compared to second quarter of 2022. The decrease was primarily the result of a $91 thousand, or 62%, decline in gain on sale of mortgages to the secondary market, as higher interest rates sharply curbed fixed-rate purchase and refinancing originations, along with a lack of housing inventory for sale. Offsetting increases were recognized in service charges on deposit accounts and earnings on bank owned life insurance.

Noninterest expense increased 5% from second quarter 2022. Salary and employee benefit costs decreased $23 thousand, or less than 1%, compared to the prior year quarter, primarily resulting from the capitalization of employee salary and benefit costs on the increased loan originations. FDIC assessment increased $103 thousand or 137% with the increase in rate in 2023. Software expense increased $95 thousand, or 29%, with the deployment of new reporting software and upgrades. Professional and directors’ fees increased $56 thousand, or 17% primarily reflecting an increase in audit, tax and accounting fees in 2023. Marketing and public relations increased by $26 thousand, or 24%, reflecting a return to normalized levels. Data line and phone expense decreased $14 thousand below the prior year quarter due to a contract negotiation. The Company’s second quarter efficiency ratio decreased to 56.2% compared to 61.1%.

Federal income tax expense was $894 thousand in the 2023 second quarter compared to $774 thousand in the 2022 second quarter. The effective tax rate for the 2023 second quarter and 2022 second quarter were 19.7% and 19.4%, respectively.

Average earning assets for the 2023 second quarter increased $13 million, or 1%, from the year-ago quarter, primarily reflecting a $85 million, or 15%, increase in average loans, a $7 million, or 2%, decrease in average securities, and a $65 million, or 65%, decrease in interest-earning deposits in other banks, held mainly at the Federal Reserve Bank.

Average commercial loan balances for the quarter, including commercial real estate, increased $58 million, or 15%, from prior year levels as construction loans were drawn and borrowers used term loans to fund equipment and other purchases. Average residential mortgage balances increased $24 million, or 18%, above the prior year’s quarter as borrowers have been favoring adjustable-rate mortgages during this period of higher interest rates. Home equity lines of credit increased $1 million from the prior year’s quarter as balances were drawn and new loans originated. Average consumer credit balances increased $1 million, or 7%, versus the same quarter of the prior year. Increased organic loan demand continues to be largely dependent on the pace at which excess liquidity is absorbed by businesses and households and restoration of borrower confidence.

Nonperforming assets were $255 thousand, or 0.04%, of total loans on June 30, 2023, compared to $690 thousand, or 0.12% of total loans, a year ago. Delinquent loan balances as of June 30, 2023, were stable at 0.15% of total loans as compared to 0.18% on June 30, 2022. Net loan recoveries recognized during second quarter 2023 were $10 thousand, or (0.01)% annualized, compared to second quarter 2022 net loan recoveries of $308 thousand.

On January 1, 2023, CSB adopted ASU 2016-13 known as current expected credit losses or “CECL”. The allowance for credit losses amounted to $6.6 million, or 0.99% of total loans on June 30, 2023, as compared to 1.25% on June 30, 2022. The allowance for credit losses on off-balance sheet commitments on June 30, 2023 was $328 thousand, as compared to a June 30, 2022 balance of $141 thousand. CSB recorded no allowance for credit losses related to AFS or HTM debt securities as there is a zero loss expectation on these securities.

Average deposit balances grew on a quarter over prior year quarter comparison by $18 million, or 2%. For the second quarter 2023, the average cost of deposits amounted to 0.84%, as compared to 0.14% for the second quarter 2022. During the second quarter 2023, increases in average deposit balances over the prior year quarter included interest-bearing demand and savings accounts of $4 million, and time deposits of $23 million. Noninterest-bearing accounts decreased $9 million from the prior year second quarter. The average balance of securities sold under repurchase agreement during the second quarter of 2023 decreased by $9 million, or 23%, compared to the average for the same period in the prior year.

Shareholders’ equity totaled $100 million on June 30, 2023, with 2.7 million common shares outstanding. The average equity to assets ratio amounted to 8.68% for the quarter ended June 30, 2023, and 8.25% for the quarter ended June 30, 2022. The Company declared a second quarter dividend of $0.38 per share, producing an annualized yield of 3.9% based on the June 30, 2023 closing price of $38.88.

About CSB Bancorp, Inc.

CSB is a financial holding company headquartered in Millersburg, Ohio, with approximate assets of $1.2 billion as of June 30, 2023. CSB provides a complete range of banking and other financial services to consumers and businesses through its wholly owned subsidiary, The Commercial and Savings Bank, with sixteen banking centers in Holmes, Wayne, Tuscarawas, and Stark counties and Trust offices located in Millersburg, North Canton, and Wooster, Ohio.

Forward-Looking Statement

This release contains forward-looking statements relating to present or future trends or factors affecting the banking industry, and specifically the financial condition and results of operations, including without limitation, statements relating to the earnings outlook of the Company, as well as its operations, markets, and products. Actual results could differ materially from those indicated. Among the important factors that could cause results to differ materially are interest rate changes, softening in the economy, which could materially impact credit quality trends and the ability to generate loans, changes in the mix of the Company’s business, competitive pressures, changes in accounting, tax or regulatory practices or requirements and those risk factors detailed in the Company’s periodic reports and registration statements filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Non-GAAP measures

CSB believes certain non-GAAP financial measures to be helpful in understanding CSB’s results of operations. Reconciliations between non-GAAP and the comparable GAAP financial measures have been provided as part of this news release.

Contact Information:

Paula J. Meiler, SVP & CFO

330.763.2873

paula.meiler@csb1.com

CSB BANCORP, INC.

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)	Quarters
(Dollars in thousands, except per share data)	2023	2023	2022	2022	2022	2023	2022
EARNINGS	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	6 months	6 months
Net interest income FTE	$9,027	$8,999	$9,304	$8,596	$7,666	$18,026	$14,568
Provision (Recovery) of credit losses	140	(31)	-	(250)	(345)	109	(645)
Other income	1,733	1,628	1,612	1,675	1,782	3,361	3,424
Other expenses	6,049	5,719	6,206	5,945	5,774	11,768	11,242
FTE adjustment	33	34	36	36	36	67	73
Net income	3,644	3,934	3,753	3,650	3,209	7,578	5,910
Basic and Diluted earnings per share	1.36	1.46	1.39	1.35	1.18	2.82	2.17

PERFORMANCE RATIOS
Return on average assets (ROA), annualized	1.27%	1.39%	1.27%	1.25%	1.13%	1.33%	1.05%
Return on average common equity (ROE), annualized	14.62	16.39	15.94	15.24	13.73	15.49	12.48
Net interest margin FTE	3.33	3.37	3.33	3.12	2.87	3.35	2.73
Efficiency ratio	56.24	53.86	56.83	57.87	61.13	55.06	62.50
Number of full-time equivalent employees	172	170	172	172	171

MARKET DATA
Book value per common share	$37.36	$36.93	$35.43	$33.97	$34.46
Period-end common share market value	38.88	38.00	38.50	39.00	38.00
Market as a % of book	104.07%	102.90%	108.66%	114.81%	110.27%
Price-to-earnings ratio	6.99	7.06	7.84	8.92	9.31
Average basic common shares	2,680,526	2,692,304	2,707,576	2,712,686	2,718,024	2,686,382	2,718,024
Average diluted common shares	2,680,526	2,692,304	2,707,576	2,712,686	2,718,024	2,686,382	2,718,024
Period end common shares outstanding	2,680,325	2,680,625	2,707,576	2,707,576	2,718,024
Common stock market capitalization	$104,211	$101,864	$104,242	$105,595	$103,285

ASSET QUALITY
Gross charge-offs	$15	$39	$217	$29	$11	$54	$42
Net (recoveries) charge-offs	(10)	4	170	10	(308)	(6)	(295)
Allowance for credit losses	6,559	6,307	6,838	7,008	7,268
Nonperforming assets (NPAs)	255	218	256	685	690
Net charge-off (recovery) / average loans ratio	(0.01)%	0.00%	0.11%	0.01%	(0.21)%	0.00%	(0.10)%
Allowance for credit losses / period-end loans	0.99	0.97	1.09	1.15	1.25
NPAs/loans and other real estate	0.04	0.03	0.04	0.11	0.12
Allowance for credit losses / nonperforming loans	2,577	2,893	2,667	1,022	1,054

CAPITAL & LIQUIDITY
Period-end tangible equity to assets	8.29%	8.28%	7.90%	7.54%	7.93%
Average equity to assets	8.68	8.48	7.96	8.20	8.25
Average equity to loans	15.15	15.27	15.06	15.98	16.31
Average loans to deposits	65.05	63.19	59.84	58.15	57.65

AVERAGE BALANCES
Assets	$1,151,403	$1,147,033	$1,172,785	$1,159,523	$1,136,318	$1,149,240	$1,137,452
Earning assets	1,085,751	1,082,996	1,108,231	1,094,197	1,072,376	1,084,381	1,075,305
Loans	660,004	637,392	620,243	594,820	574,824	648,760	567,671
Deposits	1,014,631	1,008,721	1,036,559	1,022,851	997,108	1,011,692	995,270
Shareholders' equity	99,958	97,319	93,404	95,043	93,750	98,646	95,487

ENDING BALANCES
Assets	$1,156,157	$1,143,394	$1,159,108	$1,161,830	$1,126,778
Earning assets	1,088,561	1,080,939	1,094,876	1,096,302	1,064,770
Loans	664,605	647,773	627,171	609,971	582,185
Deposits	1,056,017	1,007,507	1,023,417	1,029,274	993,113
Shareholders' equity	100,140	99,007	95,920	91,981	93,662

CSB BANCORP, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)	June 30,	June 30,
(Dollars in thousands, except per share data)	2023	2022
ASSETS
Cash and cash equivalents
Cash and due from banks	$21,897	$18,901
Interest-earning deposits in other banks	38,329	84,465
Total cash and cash equivalents	60,226	103,366
Securities
Available-for-sale, at fair-value	145,357	144,566
Held-to-maturity	238,222	248,261
Equity securities	257	251
Restricted stock, at cost	1,607	4,614
Total securities	385,443	397,692

Loans held for sale	184	428
Loans	664,605	582,185
Less allowance for credit losses	6,559	7,268
Net loans	658,046	574,917

Premises and equipment, net	13,240	13,615
Goodwill	4,728	4,728
Bank owned life insurance	25,050	24,369
Accrued interest receivable and other assets	9,240	7,663
TOTAL ASSETS	$1,156,157	$1,126,778

LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Deposits:
Noninterest-bearing	$315,200	$328,422
Interest-bearing	706,471	664,691
Total deposits	1,021,671	993,113

Short-term borrowings	28,520	33,885
Other borrowings	1,862	2,594
Accrued interest payable and other liabilities	3,964	3,524
TOTAL LIABILITIES	1,056,017	1,033,116
SHAREHOLDERS' EQUITY
Common stock, $6.25 par value. Authorized 9,000,000 shares;
issued 2,980,602 shares in 2023 and 2022	18,629	18,629
Additional paid-in capital	9,815	9,815
Retained earnings	92,149	80,940
Treasury stock at cost - 300,277 shares in 2023
and 262,578 shares in 2022	(7,137)	(5,719)
Accumulated other comprehensive loss	(13,316)	(10,003)
TOTAL SHAREHOLDERS' EQUITY	100,140	93,662
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,156,157	$1,126,778

CSB BANCORP, INC.

CONSOLIDATED STATEMENTS OF INCOME

	Quarter ended		Six months ended
(Unaudited)	June 30,		June 30,
(Dollars in thousands, except per share data)	2023	2022	2023	2022
Interest and dividend income:
Loans, including fees	$8,711	$6,032	$16,680	$11,809
Taxable securities	1,945	1,660	3,957	2,941
Nontaxable securities	102	108	203	218
Other	444	203	989	277
Total interest and dividend income	11,202	8,003	21,829	15,245
Interest expense:
Deposits	2,128	344	3,712	693
Other	80	29	158	57
Total interest expense	2,208	373	3,870	750
Net interest income	8,994	7,630	17,959	14,495
Provision (Recovery) of credit losses	140	(345)	109	(645)
Net interest income, after provision
(recovery) of credit losses	8,854	7,975	17,850	15,140
Noninterest income
Service charges on deposit accounts	300	289	592	554
Trust services	252	253	510	517
Debit card interchange fees	533	543	1,054	1,038
Credit card fees	192	191	369	346
Earnings on bank owned life insurance	172	168	341	334
Gain on sale of loans	56	147	59	265
Market value change in equity securities	4	3	13	4
Other	224	188	423	366
Total noninterest income	1,733	1,782	3,361	3,424
Noninterest expenses
Salaries and employee benefits	3,389	3,412	6,683	6,567
Occupancy expense	284	276	566	548
Equipment expense	189	197	396	411
Professional and director fees	386	330	707	606
Software expense	421	326	820	659
Marketing and public relations	136	110	259	221
Debit card expense	169	185	315	349
Financial institutions tax	192	194	384	389
FDIC assessment	178	75	249	158
Other expenses	705	669	1,389	1,334
Total noninterest expenses	6,049	5,774	11,768	11,242
Income before income taxes	4,538	3,983	9,443	7,322
Federal income tax provision	894	774	1,865	1,412
Net income	$3,644	$3,209	$7,578	$5,910
Net income per share:
Basic and diluted	$1.36	$1.18	$2.82	$2.17

CSB BANCORP, INC.

NON-GAAP DISCLOSURES

NET INTEREST INCOME, FULLY-TAXABLE EQUIVALENT

	Quarter ended
	June 30,
(Dollars in thousands)	2023	2022
Net interest income	$8,994	$7,630
Taxable equivalent adjustment[1]	33	36
Net interest income, FTE	$9,027	$7,666
Net interest margin	3.32%	2.86%
Taxable equivalent adjustment[1]	0.01	0.01
Net interest margin, FTE	3.33%	2.87%

1 Net interest income on a fully-taxable equivalent ("FTE") basis, restates interest on tax-exempt securities and loans as if such interest were subject to federal income tax at the statutory rate. Net interest income on an FTE basis differs from net interest income under U.S. Generally Accepted Accounting Principles, and is considered a non-GAAP. measure.

PRE-PROVISION NET REVENUE

	Quarter ended
	June 30,
(Dollars in thousands)	2023	2022
Pre-Provision Net Revenue (PPNR)
Net interest income	$8,994	$7,630
Total noninterest income	1,733	1,782
Total revenue	10,727	9,412

Less: Noninterest expense	6,049	5,774

PPNR	$4,678	$3,638

TANGIBLE EQUITY

	June 30,	June 30,
(Dollars in thousands)	2023	2022
Total Shareholders' Equity	$100,140	$93,662
Less: Goodwill	4,728	4,728
Tangible Shareholders' Equity	$95,412	$88,934